Exhibit 10.11

ONCORUS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), effective as of August 8, 2018, (the “Effective Date”) is made by and among Oncorus, Inc., a Delaware corporation (the “Company”) and Mitchell Finer Ph.D. (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company has employed Executive as Chief Executive Officer of the Company since March 29, 2016, pursuant to the terms of the offer letter agreement between Executive and Company dated March 29, 2016 (the “March 2016 Agreement”);

WHEREAS, Company desires to continue to employ Executive in a different capacity, and Executive desires to continue to provide services to the Company, on the terms herein provided;

WHEREAS, this Agreement supersedes in its entirety the March 2016 Agreement; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b) Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as Executive Chairman, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); and (ii) agrees promptly and faithfully to comply with (x) all reasonable and lawful directions and requests of the Board or a designated Committee thereof; and (y) all present and future policies, of the Company. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as Executive Chairman. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service beyond that specified in this Agreement.

(c) Exclusivity. Except with the prior written approval of the Board (which may grant or withhold in its sole and absolute discretion), Executive shall devote substantially all of his working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Nothing in this section prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs, (ii) serving as a member of the board of directors of one (1) organization that is not a competitor of the Company and is approved by the Board, and (iii) serving as an advisor, or as a member of an advisory board, to one (1) organization that is not a competitor of the Company and is approved by the Board; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2. Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date (or such other date as mutually agreed by Company and Executive) and shall continue until Executive’s employment with the Company is terminated pursuant to Section 4 below. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at the rate of $17,500 per month ($210,000 on an annualized basis) (as may be adjusted from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be adjusted upon completion of Series B financing to $8,750 per month ($105,000 on an annualized basis) and may be revised subsequent to the completion of an initial public offering (“IPO”) as determined necessary or appropriate by the Board.

(b) Annual Bonus. During his Term of Employment, Executive shall not be eligible to receive any discretionary annual (calendar year) bonus.

(c) Pro-Rated CEO Bonus. Executive shall be eligible to receive a pro-rated bonus for his service as Chief Executive Officer (“CEO”) of the Company through July 23, 2018 (the “Pro-Rated CEO Bonus”). The Pro-Rated CEO Bonus will be based on Executive’s achievement of performance objectives set by the Board during his service as CEO from January 1, 2018 through July 23, 2018. The Pro-Rated CEO Bonus, if any, will be paid on or before March 15, 2019, and will be subject to tax withholdings.

(d) Benefits. Executive shall be eligible to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans and programs. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan, program or benefits. While serving as an executive of the Company and on the Company’s Board, Executive shall be covered by the Company’s Directors and Officers Liability Insurance. If the Company has entered into indemnification agreements with members of its Board of Directors, The Company will enter into the same form of indemnification agreement with Executive in his capacity as a member of the Board.

(e) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

4. Stock Option. As soon as reasonably practicable following the Effective Date, the Company shall recommend to the Board that it grant to Executive, under the Oncorus, Inc. 2016 Equity Incentive Plan (the “Plan”) and his Oncorus, Inc. 2016 Equity Incentive Plan Option Agreement (the” Option Agreement”), an option to purchase 2,128,619 shares of the Company’s common stock (the “New Option”) having an exercise price per share equal to fair market value of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The New Option shall be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by applicable law. Of the New Option (i) 354,770 shares shall vest upon the first closing of the Company’s Series B financing (“Series B Financing”), (ii) 709,540 shares shall vest in twenty-four (24) equal monthly installments beginning with the first month following the closing of the Company’s Series B financing (“Series B Time-Based Option”), (iii) 532,155 shares shall vest on the date immediately prior to an underwritten initial public offering of the Company’s equity securities (the “IPO”) and (iv) 532,154 shares shall vest in twenty-four (24) equal monthly installments beginning with the first month following the IPO (“IPO Time-Based Option”), in the case of (i)–(iv) above, subject to Executive’s Continuous Service (as defined in the Plan) to the Company through each applicable vesting date. Notwithstanding the foregoing, if the Company’ undergoes a Change in Control (as defined in the Plan), the Executive remains in Continuous Service with the Company through such date, and provided that the Executive signs, returns and allows to become effective the Release as set forth in Section 11, then the unvested portion of the New Option that would have vested pursuant to subclause (i) and (ii) of the immediately preceding sentence shall become 100% vested immediately prior to the Change in Control. Further, if the Executive is terminated without Cause (as defined below) after a Series B Financing or an IPO, but prior to the date on which the Series B Time-Based Option or the IPO Time-Based Option, as applicable, becomes fully vested, then the unvested portion of the Series B Time-Based Option or IPO Time-Based Option, as applicable, shall become fully vested (for example, if Executive is terminated without Cause after the Series B Financing but before an IPO, then the unvested portion of the Series B Time-Based Option only will become 100% vested). The New Option will be subject to all of the terms and conditions of the Plan and the Option Agreement to be entered into by the parties pursuant to which it is granted. For clarity, the Executive will continue to vest in his current grants in the Company (Exhibit A) and Oncorus LLC (Exhibit B) pursuant to the vesting schedule applicable to each such grant.

5. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b) Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the

Date of Termination (as defined below). The failure by either the Company or Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) or Good Reason (as defined below) shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing their rights hereunder.

(c) Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

6. Consequences of Termination.

(a) Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, on or before the date required by applicable law and in any case within thirty (30) days after Executive’s Date of Termination): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(d) above, and (iii) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Section 6(b) below, the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason; provided that such amount may be reduced in lieu of Executive’s repayment obligation as described in Section 6(c) if applicable.

(b) Severance Payments upon Termination without Cause or For Good Reason. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in addition to the payments and benefits described in Section 6(a) above, and subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form approved by the Company that becomes effective and irrevocable in accordance with Section 11(d) hereof (a “Release”), Executive will also be eligible for the following:

(i) During the period commencing on the Date of Termination and ending twelve (12) months later or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulation thereunder, payment by the Company of one-hundred percent (100%) of the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).

(ii) Notwithstanding anything in the Plan to the contrary, if the Executive’s Continuous Service with the Company is terminated by the Company without Cause, or by Executive for Good Reason, then (1) the unvested portion of the equity awards listed on Exhibit A that are then outstanding will be accelerated such that the portion of the equity award that would have vested in the twelve (12) month period following such termination shall become vested and exercisable effective immediately prior to the termination of Continuous Service; provided that if such termination of Continuous Service occurs within two (2) months prior to or within twelve (12) months following a Change in Control, then the unvested portion of the equity awards listed on Exhibit A held by the Executive shall be accelerated in full such that 100% of such awards shall become vested and exercisable effective upon the later of (a) the termination of Continuous Service or (b) immediately prior to, and contingent upon, such Change in Control; and (2) subject in all respects to the terms of the Amended and Restated Restricted Share Purchase Agreement among the Executive, the Company and Oncorus LLC dated March 31, 2016 (the “Oncorus LLC RSPA”), the Executive shall acquire a vested interest in 250,000 common shares of the equity award in Oncorus LLC listed on Exhibit B that are then outstanding and unvested or the remainder of the equity award in Oncorus LLC listed on Exhibit B that are then outstanding and unvested if fewer than 250,000 shares of such equity award are unvested; provided that if such termination of Continuous Service occurs upon a Change in Control, then, notwithstanding the foregoing, the Executive shall accrue a vested interest in 100% of the equity award in Oncorus LLC listed on Exhibit B on the date of such termination.

(c) No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company, provided, however, that this Section 6 shall not modify or supersede the terms of the Oncorus LLC RSPA.

(d) Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(e) Effect of Termination. Executive agrees that should the Executive’s employment be terminated for Cause or if Executive resigns without Good Reason, Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries, including any position on the Board. Executive agrees that should the Executive’s employment be terminated without Cause or if Executive resigns with Good Reason, he will no longer be Executive Chairman but the termination will not otherwise affect his service on the Board provided that Oncorus LLC holds at least 1% of the outstanding shares of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(g) Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s violation of any applicable material law or regulation respecting the business of the Company; (ii) Executive’s commission of conduct constituting, a felony or a crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company which act is materially and demonstrably injurious to the Company; (iv) Executive’s repeated failure to perform in any material respect Executive’s duties hereunder after fifteen (15) days’ notice and an opportunity to cure such failure and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of such failure (other than on account of disability); (v) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the Board or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Board; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) Executive’s breach of fiduciary duty owed to the Company.

(h) Definition of Change in Control. For purposes hereof, “Change in Control” shall have the meaning assigned to it in Section 13(e) of the Plan. Notwithstanding the definition of Change in Control set forth in the Plan, an IPO shall not be deemed a Change in Control.

(i) Definition of Good Reason. For purposes hereof, “Good Reason” shall mean any one of the following: (i) a material (greater than 10%) reduction by the Company of Executive’s Base Salary, except in the case of either an across the board reduction in salaries or a reduction of four (4) months or less due to financial exigency; (ii) the Company’s material breach of this Agreement, or (iii) the relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles, provided, that, in each case, Executive will not be deemed to have Good Reason unless (i) Executive first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (ii) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

7. Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8. Miscellaneous Provisions.

(a) Non-Competition Agreement. Executive shall execute and continue to abide by the Company’s standard form Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement entered into at the time Executive commenced employment (the “Non-Competition Agreement”).

(b) Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, together with the Non-Competition Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Agreement, together with the Non-Competition Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the

Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration with the American Arbitration Association in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Boston, Massachusetts metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(h) Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j) Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

9. Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

10. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes, if applicable), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section

409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b) Accounting or Law Firm. The accounting firm or law firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 10(a) above. If the firm so engaged by the Company is serving as the accountant or auditor, or lawyer for the acquiring company, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company. If the firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11. Section 409A; Release.

(a) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. Notwithstanding anything herein to the contrary, in no event shall the Company or its affiliates have any liability to Executive or to any other person in the event that the Agreement is no so exempt from or compliant with Section 409A.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(b) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release and if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

12. Reimbursement of Fees. Company shall reimburse Executive for reasonable and documented fees and expenses of counsel incurred in connection with the negotiation of this Agreement.

13. Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

ONCORUS, INC.

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Chairman

EXECUTIVE

By:	/s/ Mitchell H. Finer
Name: Mitchell H. Finer, Ph.D.

Exhibit A

	Grant Date	Number of shares	Vesting Commencement Date	Vesting Schedule
Shares of Common Stock held directly by Executive	4/27/2016	1,616,125	1/1/2016	1/4th of the shares vest on the one year anniversary of the Vesting Commencement Date and the balance of the shares vest in thirty-six (36) successive equal monthly installments following such one (1) year anniversary of the Vesting Commencement Date

Shares of Common Stock held directly by Executive	8/29/2016	521,801	1/1/2016	1/4th of the shares vest on the one year anniversary of the Vesting Commencement Date and the balance of the shares vest in thirty-six (36) successive equal monthly installments following such one (1) year anniversary of the Vesting Commencement Date

Total:		2,137,926

Exhibit B

	Issue Date	Number of shares	Vesting Commencement Date	Vesting Schedule
Common Shares of Oncorus LLC held directly by Executive	3/31/2016	1,000,000	3/31/2016	375,000 of the shares vest on the Vesting Commencement Date and the balance of the shares vest in thirty (30) successive equal monthly installments following the Vesting Commencement Date

Shares of Common Stock of the Company held by Oncorus LLC (of which Executive holds a 35.5556% ownership interest through his ownership of Oncorus LLC)	4/1/2015	4,312,500	n/a	n/a

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR MITCHELL H. FINER

This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT FOR MITCHELL H. FINER, PH.D. (the “Amendment”) is entered into this 14th day of November 2018, by and between Mitchell H. Finer, Ph.D. (the “Executive”) and ONCORUS, INC. (the “Company”).

RECITALS

A. The Company and the Executive have entered into that certain Amended and Restated Employment Agreement dated as of August 8, 2018 (the “Employment Agreement”); and

B. The Company and the Executive desire to amend the Employment Agreement as provided in this Amendment.

AGREEMENT

The parties agree to the following:

1. Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended to delete such provision in its entirety and to replace such provision with the following:

“Stock Option Award.

(a) As soon as reasonably practicable following the Effective Date, the Company shall recommend to the Board that it grant to Executive, under the Oncorus, Inc. 2016 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”) and his Oncorus, Inc. 2016 Equity Incentive Plan Option Agreement (the “Option Agreement”), an option to purchase 1,038,834 shares of the Company’s common stock (the “New Option”) having an exercise price per share equal to fair market value of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The New Option shall be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by applicable law. Of the New Option (i) 16.66% of the shares subject to the New Option shall vest upon the first closing of the Company’s Series B financing (“Series B Financing”), (ii) 33.33% of the shares subject to the New Option shall vest in twenty-four (24) equal monthly installments beginning with the first month following the closing of the Company’s Series B financing (“Series B Time-Based Option”), (iii) 25.00% of the shares subject to the New Option shall vest on the date immediately prior to an underwritten initial public offering of the Company’s equity securities (the “IPO”) and (iv) 25.00% of the shares subject to the New Option shall vest in twenty-four (24) equal monthly installments beginning with the first month following the IPO (“IPO Time-Based Option”), in the case of each of (i)–(iv) above, subject to Executive’s Continuous Service (as defined in the Plan) to the Company through each applicable vesting date. For purposes of clarity, to the extent that any such shares subject to the New Option would have vested pursuant to the vesting schedule described above, such shares shall be vested and exercisable as of the applicable date of grant. Notwithstanding the foregoing, if the Company’ undergoes a Change in Control (as defined in the Plan), the Executive remains in Continuous Service with the Company through such date, and provided that the Executive signs, returns and allows to become effective the Release as set forth in Section 11, then the unvested portion of the New Option that would have vested pursuant to subclause (i) and (ii) of the immediately preceding sentence shall become 100% vested immediately prior to the Change in Control. Further, if the Executive’s Continuous Service is terminated by the Company without Cause (as defined below) after a Series B Financing or an IPO, but prior to the date on which the Series B Time-Based Option or the IPO Time-Based Option, as applicable, becomes fully vested, then the unvested portion of the Series B Time-Based Option or IPO Time-Based Option, as applicable, shall become fully vested (for example, if Executive’s Continuous Service is terminated without Cause after the Series B Financing but before an IPO, then the unvested portion of the Series B Time-Based Option only will become 100% vested). The New Option will be subject to all of the terms and conditions of the Plan and the Option Agreement to be entered into by the parties pursuant to which it is granted.

(b) For clarity, the Executive will continue to vest in his current grants in the Company (Exhibit A) and Oncorus LLC (Exhibit B) pursuant to the vesting schedule applicable to each such grant.”

2. No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature Page Follows]

The parties have executed this First Amendment to the Employment Agreement for Mitchell H. Finer, Ph.D. on the day and year first written above.

ONCORUS, INC.

By:	/s/ Luke Evnin
Name: Luke Evnin, Ph.D.
Title: Director

EXECUTIVE

By:	/s/ Mitchell H. Finer
Name: Mitchell H. Finer, Ph.D.

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR MITCHELL H. FINER

This SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT FOR MITCHELL H. FINER, PH.D. (the “Amendment”) is entered into this sixth day of April 2020, by and between Mitchell H. Finer Ph.D. (the “Executive”) and ONCORUS, INC. (the “Company”).

RECITALS

A. The Company and the Executive have entered into that certain Amended and Restated Employment Agreement, dated as of August 8, 2018, which was subsequently amended on November 14, 2018 (the “Employment Agreement”); and

B. The Company and the Executive desire to further amend the Employment Agreement as provided in this Amendment.

AGREEMENT

The parties agree to the following:

1.    Amendment to Subsection 1(c). Subsection 1(c) of the Employment Agreement is hereby amended to delete such provision in its entirety and to replace such provision with the following:

“(c)    Exclusivity. Except with the prior written approval of the Board (which may grant or withhold in its sole and absolute discretion), Executive shall devote his best efforts and the necessary business time and attention to the performance of the services customarily incident to his office and to such other services as the Board may reasonably request, except during any paid vacation or other excused absence periods. Nothing in this section prevents Executive from (i) engaging in additional activities in connection with personal investments and community affairs, (ii) serving as a member of the boards of directors of organizations that are not competitors of the Company, and (iii) serving as an advisor, or as a member of an advisory board, to organizations that are not competitors of the Company; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Employment Agreement as amended by this Amendment, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.”

2.    Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended to delete such Section in its entirety and to replace it with the following:

“4.    Stock Option Award. As soon as reasonably practicable following the Effective Date, the Company shall recommend to the Board that it grant to Executive, under the Oncorus, Inc. 2016 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”) and his Oncorus, Inc. 2016 Equity Incentive Plan Option Agreement (the “Option Agreement”), an option to purchase 1,038,834 shares of the Company’s common stock (the “New Option”) having an exercise price per share equal to fair market value of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The New Option shall be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by applicable law. Of the New Option (i) 16.66% of the shares subject to the New Option shall vest upon the first closing of the Company’s Series B financing (“Series B Financing”), (ii) 33.33% of the shares subject to the New Option shall vest in twenty-four (24) equal monthly installments beginning with the first month following the closing of the Company’s Series B financing (“Series B Time-Based Option”), (iii) 25.00% of the shares subject to the New Option shall vest on the date immediately prior to an underwritten initial public offering of the Company’s equity securities (the “IPO”) and (iv) 25.00% of the shares subject to the New Option shall vest in twenty-four (24) equal monthly installments beginning with the first month following the IPO (“IPO Time-Based Option”), in the case of each of (i)–(iv) above, subject to Executive’s Continuous Service (as defined in the Plan) to the Company through each applicable vesting date. For purposes of clarity, to the extent that any such shares subject to the New Option would have vested pursuant to the vesting schedule described above, such shares shall be vested and exercisable as of the applicable date of grant. Notwithstanding the foregoing, if the Company undergoes a Change in Control (as defined in the Plan), the Executive remains in Continuous Service with the Company through such date, and provided that the Executive signs, returns and allows to become effective the Release as set forth in Section 11, then the unvested portion of the New Option that would have vested pursuant to subclause (i) and (ii) of the immediately preceding sentence shall become 100% vested immediately prior to the Change in Control. Further, in the event that Executive’s Continuous Service with the Company is terminated by the Company without Cause (as defined below), and provided that the Executive signs, returns and allows to become effective the Release as set forth in Section 11, then the unvested portion of the New Option shall be accelerated in full such that 100% of the shares subject to the New Option shall become vested and exercisable effective upon such termination of the Executive’s Continuous Service. The New Option will be subject to all of the terms and conditions of the Plan and the Option Agreement to be entered into by the parties pursuant to which it is granted.”

3.    No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature Page Follows]

The parties have executed this Second Amendment to the Amended and Restated Employment Agreement for Mitchell H. Finer, Ph.D. on the day and year first written above.

ONCORUS, INC.

By:	/s/ Ted T. Ashburn
Name: Title:	Ted T. Ashburn, M.D., Ph.D. Chief Executive Officer

EXECUTIVE

By:	/s/ Mitchell H. Finer
Mitchell H. Finer, Ph.D.